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                   NEW ENGLAND POWER COMPANY

                   Primary Service for Resale

          SUPPLEMENT TO AMENDMENT TO SERVICE AGREEMENT


Dated as of:   March 1, 1998

Parties:  NEW ENGLAND POWER COMPANY,
               a Massachusetts corporation (the "Company" or "NEP"),

                              and

          MASSACHUSETTS ELECTRIC COMPANY and
          NANTUCKET ELECTRIC COMPANY,
               both Massachusetts corporations (collectively, the
               "Customer" or "Mass. Electric").


     WHEREAS, the Company and the Customer entered into an Amendment to Service Agreement dated as of February 1, 1997 (the "Amendment"), setting forth the conditions governing the termination of the sale by the Company and the purchase by the Customer of all-requirements electric service under the Company's FERC Tariff, Original Volume No. 1 (the "Tariff");
     WHEREAS, on November 26, 1997, the Federal Energy Regulatory Commission ("Commission") accepted that Amendment in Docket No. ER97-678-000;
     WHEREAS, pursuant to chapter 164 of the Massachusetts General Laws, the Contract Termination Date under the Amendment will be March 1, 1998, the date that the Customer will commence providing retail access to its ultimate customers;
     WHEREAS, the terms of the Amendment included the Company's provision of wholesale Standard Offer Service to the Customer for a defined period following the Contract Termination Date, all as defined in the Amendment, to enable the Customer to meet its obligation to provide retail standard offer service to certain customers;
     WHEREAS, the Customer desires to arrange for a "Default Power Supply"
for retail customers who are not eligible for retail standard offer service and who do not have another power supplier;
     WHEREAS, the Customer has requested the Company to provide a Default Power Supply to enable the Customer to provide retail default service during an interim period commencing on March 1, 1998;
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     WHEREAS, the Company is willing to supply electric capacity and energy to the Customer for a Default Power Supply, in accordance with the terms and conditions of this Supplement to Amendment to Service Agreement ("Supplement");
     WHEREAS, the Amendment to Service Agreement anticipated the sale of certain oil and gas properties owned by New England Energy, Inc. ("NEEI"), and provided that the estimated costs and sales proceeds included in the Contract Termination Charge formula would be adjusted upon the sale of the NEEI properties to reflect differences between the estimated and actual amounts;
     WHEREAS, the sale of the NEEI properties occurred on February 5, 1998; WHEREAS, a preliminary reconciliation of estimated to actual amounts associated with NEEI included in the Contract Termination Charge results in a reduction in the Customer's Contract Termination Charge obligation of approximately $15 million;
     WHEREAS, the Customer wishes to receive the net benefits from the sale of the NEEI properties on an accelerated basis commencing on March 1, 1998 and continuing over the twelve months thereafter;
     WHEREAS, pursuant to chapter 164 of the Massachusetts General Laws, retail customers eligible for service under the Customer's low-income rate R-2 have the right to return to Standard Offer Service from Mass. Electric at any time, and retail customers have the option to return to Standard Offer Service within 180 days after they commence service from a municipal aggregator;
     WHEREAS, the Amendment presently limits the Company's obligation to supply Standard Offer Service to the Customer on behalf of retail customers that elect to return to retail standard offer service to those residential and Rate G-1 customers who, during the first year after the Retail Access Date, elect to return to Standard Offer Service within 120 days of taking service from an alternative supplier; and
     WHEREAS, during the period prior to the divestiture of substantially all of NEP's non-nuclear generation facilities, the Company is willing to supply electric capacity and energy to the Customer for the requirements of all
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retail customers who can return to Standard Offer Service under the
Massachusetts statute.
     NOW, THEREFORE, the Company and the Customer, in consideration of the mutual agreements set forth herein, agree as follows:
     1. All capitalized terms that are used this Supplement and are not defined herein, but are defined in the Amendment or in the Tariff, shall have the meaning there stated.
     2.   For the period commencing on March 1, 1998 and extending through the first to occur of: (a) the date thirty (30) days after the Customer notifies the Company that the Customer seeks to terminate its purchase pursuant to this Supplement, said notification to occur upon the successful completion of a competitive solicitation for a default service supplier or the implementation of the New England Power Pool ("NEPOOL") Power Exchange; or (b) the closing of the sale of substantially all of the Company's non-nuclear generation to USGen New England, Inc. ("USGenNE"), such period to be referred to as the "Interim Period," the Company shall provide a Default Power Supply to the Customer in accordance with this section:
          (a) The Default Power Supply shall be made available at the Standard Offer Service prices stipulated in paragraph 7(a) of the Amendment per kilowatt-hour delivered to the meters of the Customer's ultimate customers receiving retail default service.
          (b)  Default Service shall be made available by the Company to the Customer for resale to those ultimate customers in the Customer's service territory who purchase retail default service from the Customer during the Interim Period.
     3.   The Customer shall have no obligation to purchase its Default
Power Supply from the Company after the end of the Interim Period and the Company shall have no obligation to sell or supply Default Power Supply to the
Customer after the end of the Interim Period.   In the event the Company bids
to sell a Default Power Supply to the Customer beyond the end of the Interim
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Period, the Company shall have no obligation to offer to supply such power at the Standard Offer Service prices set forth in section 2 of this Supplement.
     4.   The Company further agrees to accelerate the return of net benefits associated with the sale of the NEEI properties to the twelve months from March 1998 through February 1999 by implementing a Reconciliation Factor of a credit of $0.00093 per kilowatthour during that twelve month period.
     5. The calculation of the Reconciliation Factor is shown on the attached pages from the Amendment to Service Agreement, Appendix 1, First Revised Page 7 of 25, and Schedule 3, First Revised Page 2 of 2. The costs and revenues are preliminary and will be subject to a further reconciliation, and any changes shall be reflected in the Reconciliation Account at the time the adjustment or reconciliation is made.
     6. For the period prior to the Divestiture Date, the Company shall provide Standard Offer Service to the Customer for: (1) all retail customers eligible for service under the Customer's residential rate R-2 who request such service; and (2) any retail customer of the Customer exercising its right to opt out of service from a municipal aggregator within 180 days of the date from which the retail customer began receiving service from such municipal aggregator.
     7.   This Supplement shall take effect as of March 1, 1998, or such other date as permitted by the Commission.
     8. The provisions of this Supplement shall override any inconsistent provisions of the Amendment, but all provisions of the Tariff and the Amendment (specifically including the recovery of NEEI amortization and return as set forth in Sections 1.1.1(b)(iv) and 1.1.2.(b) and (c) of the Amendment and Schedule 1, page 6, column 2) that are not inconsistent with this Supplement, as well as the Service Agreement between the Company and the Customer, shall remain in full force and effect.
     9.   The rights conferred and obligations imposed on the Customer and the Company under this Supplement shall be binding on or inure to the benefit of their successors in interest or assignees as if each such successor or assignee was itself a signatory hereto.
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     IN WITNESS WHEREOF, the parties have executed this Supplement to
Amendment to Service Agreement as of the date first above written.

                    NEW ENGLAND POWER COMPANY

                    By_________________________________
                    Its_________________________________

                    MASSACHUSETTS  ELECTRIC COMPANY and
                    NANTUCKET ELECTRIC COMPANY


                    By_________________________________
                    Their_______________________________